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                                                                    Exhibit 99.1
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OHM CORPORATION NEWS RELEASE
164106 U.S. ROUTE 224 EAST
P. O. BOX 551
FINDLAY, OH 45839-0551

FINANCIAL CONTACTS:  PHILIP O. STRAWBRIDGE
SENIOR VICE PRESIDENT, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER
770-453-7613

PAMELA K.M. BEALL
VICE PRESIDENT AND TREASURER
419-425-6002

MEDIA CONTACT:  CHERYL B. RECTORSCHEK
CORPORATE COMMUNICATIONS
703-522-5796

FOR IMMEDIATE RELEASE

O OHM ENTERS GOVERNMENT OUTSOURCING MARKET WITH ACQUISITION OF BENECO ENTERPRISES, INC.

O SETTLEMENT AND RESOLUTION OF PREVIOUSLY DISCLOSED CLAIMS AND LITIGATION EXPECTED TO PROVIDE OHM $12 MILLION OF CASH AND RESULT IN A $20 MILLION CHARGE

O WRITE-DOWN OF INVESTMENT IN NSC CORPORATION CONTEMPLATED WHICH WOULD RESULT IN A $12 MILLION NON-CASH CHARGE

          FINDLAY, OHIO, JUNE 18, 1997 - OHM CORPORATION (NYSE:OHM), today announced that it has entered the government outsourcing market for operations, maintenance and construction at federal facilities with its acquisition of Beneco Enterprises Inc., (Beneco) a privately held company with annual revenue in excess of $70 million. Beneco is a leading provider of project, program and construction management services to the Department of Defense (DOD) and other government agencies throughout the United States. The acquisition, which was consummated for aggregate consideration at closing of $15 million, is expected to be immediately accretive.

          James L. Kirk, Chairman, President and Chief Executive Officer, commented, "The Beneco acquisition is the first step to leverage our core competencies into new, high growth service areas, in this case taking advantage of the outsourcing and privatization trend occurring across federal, state and local levels of government. The acquisition also satisfies

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our criteria for a service related business of a recurring nature that is not dependent on regulatory enforcement. Expansion of our portfolio of services should allow us to continue to grow revenue and deliver increased shareholder value."

          Kirk noted that the government outsourcing market for target areas of operations, maintenance and construction for the DOD is over $6 billion per year and is expected to grow at 10 percent per year as the military reduces civilian payroll to reinvest its budget in strategic defense initiatives.

          Beneco has significant experience, with a strong reputation for project performance and client satisfaction and was awarded one of the largest Job Order Contract (JOC) procurements to date, by the DOD - the five year, $150 million Naval District D.C. JOC, which includes 19 sites in the Washington D.C. area. Beneco's seasoned management team, Bennie Smith, Jr., President, Robert Newberry, Vice President and Scott Doxey, Controller, will continue to direct the operations of Beneco as a subsidiary of OHM Corporation.

          "Beneco provides a foundation from which OHM can pursue other outsourcing acquisitions and serve the DOD and Department of Energy (DOE) in areas that extend beyond environmental cleanup. With Beneco, we will be able to maintain or expand our presence at more than 350 military bases at which OHM already has provided remediation services," Kirk added. "Beneco and OHM, working together, will enter new market segments for the Army, Navy, Air Force and DOE," he said.

SETTLEMENT AND RESOLUTION OF PREVIOUSLY DISCLOSED CLAIMS AND LITIGATION EXPECTED TO GENERATE $12 MILLION OF CASH AND $20 MILLION CHARGE
          Separately, the Company also announced that it had reached a settlement in principle with Citgo Petroleum Corporation, Oxy USA Inc., and Occidental Oil and Gas Corporation of litigation concerning work in the Lake Charles, Louisiana area undertaken by the Company in 1993. The Company has also written down receivables against Separation and Recovery Systems, Inc. ("SRS") for work performed by SRS under contract for the Company that was entered into in January, 1995 and receivables against Occidental Chemical Corporation for work performed in the Buffalo, New York area in 1993 and 1994. These matters were discussed in the Company's 10-K. The settlement and write-down of claims and litigation together with other receivables could result in an approximate $20 million after-tax, second quarter charge, of which $18.5 million is non-cash. These moves will generate approximately $12 million in cash and significantly reduce on-going legal and administrative expenses.

WRITE-DOWN OF INVESTMENT IN NSC CORPORATION CONTEMPLATED WHICH WOULD RESULT IN A $12 MILLION NON-CASH CHARGE

          In addition to the charge for claims and litigation, the Company is contemplating a divestiture of its 40% investment in NSC Corporation, which would result in an approximate

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$12 million after-tax charge. The write-down would reflect the likely value to be realized by OHM given its current intentions for this investment.

SUMMARY
          James L. Kirk, Chairman, President and Chief Executive Officer, stated, "We continuously look for ways to improve our competitive position and profitability. The dynamic nature of this industry requires that we reduce our overall costs and realign our resources to be successful in our growth markets like the Department of Energy and outsourcing. At the same time, we are investing in the people and systems required to meet the needs of our target government clients."

          He added, "In view of the opportunity to generate cash through the settlement of a number of claims and litigation and the potential to liquidate our investment in NSC, we decided to post a special charge in the quarter that will allow us to eliminate the impact of these issues on future results and further strengthen the balance sheet to support our entry into new markets."

FORWARD LOOKING STATEMENTS
          Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include, the Company's ability to win contracts in its target markets, industry-wide market factors, economic conditions, and regulatory enforcement, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

          OHM is a leading firm providing environmental and other services to government and private industry clients and provides a broad range of services, equipment and treatment technologies for decontamination and cleanup operations. OHM has over 28 years experience in the environmental remediation business, has completed over 31,000 projects, and pioneered the emergency environmental response segment. The Company's public sector client base includes the U.S. Army Corps of Engineers, the U.S. Departments of the Navy and the Air Force, the U.S. EPA and work at the U.S. Department of Energy facilities, as well as private sector clients in the petroleum, chemical, transportation and general manufacturing industries.

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